UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 24 , 2024

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36492	88-0422242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8201 E. 34th Cir N Wichita, Kansas	67226
(Address of Principal Executive Offices)	(Zip Code)

(620) 325-6363

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item1.01.	Entry into a Material Definitive Agreement.

On January 24, 2024, AgEagle Aerial Systems Inc. (the “Company”) entered into an Agreement for the Purchase and Sale of Future Receipts, as amended (the “Future Receipts Agreement”) with a commercial lender (the “Buyer”) pursuant to which the Buyer purchased $1,512,000 (“Purchased Amount”) in future receipts of the Company at the discount price of $1,050,000. The Future Receipts Agreement was effective as of January 23, 2024. The Purchased Amount is remitted in weekly installments in the amount of $54,000 until the Purchased Amount has been satisfied. The Company is not paying an interest rate and there is no specified duration whereby the payment schedule expires. The Company may prepay the Purchased Amount within 30 calendar days by tendering the amount of $1,312,500. The Buyer is not a related party or affiliate of the Company.

In the event the Company is unable to make timely weekly payments due to a business slow down, or if the full Purchased Amount is never remitted due to bankruptcy or other cessation of operations in the ordinary course of business, and the Company has not breached the Future Receipts Agreement, it would not be an event of default. The Company would not owe anything to Buyer and would not be in breach of or default under this Future Receipts Agreement.

The foregoing description of the Future Receipts Agreement does not purport to be complete and is qualified in its entirety by reference to the Future Receipts Agreement, which will be filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Agreement for the Purchase and Sale of Future Receipts
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGEAGLE AERIAL SYSTEMS INC.

	By:	/s/ Mark DiSiena
	Name:	Mark DiSiena
	Title:	Chief Financial Officer
Dated: January 30, 2024